                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 1)/1/


                               Arch Wireless, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    039392600
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 9, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 2 of 7 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Abrams Capital, LLC

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |_|
                                                                      (b)  |_|

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------

     NUMBER OF               5.      SOLE VOTING POWER
      SHARES                         1,273,484
   BENEFICIALLY
     OWNED BY                ---------------------------------------------------
       EACH
     REPORTING               6.      SHARED VOTING POWER
   PERSON WITH                       0

                             ---------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER
                                     1,273,484

                             ---------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER
                                     0

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,273,484

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.81%

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

          OO - Limited Liability Company

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



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-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 3 of 7 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          David C. Abrams

--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |_|
                                                                      (b)  |_|

--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------

     NUMBER OF               5.      SOLE VOTING POWER
      SHARES                         1,345,969
   BENEFICIALLY
     OWNED BY                ---------------------------------------------------
       EACH
     REPORTING               6.      SHARED VOTING POWER
   PERSON WITH                       0

                             ---------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER
                                     1,345,969

                             ---------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER
                                     0

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,345,969

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
          CERTAIN SHARES

--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.19%

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!





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-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 4 of 7 Pages
-------------------                                            -----------------

         In light of the events disclosed in the Proxy Statement filed by Arch Wireless, Inc. on May 9, 2003, the Reporting Persons are no longer acquiring or holding securities with a purpose or effect of changing or influencing control of the Issuer or in connection with or as a participant in any transaction having that purpose or effect. Accordingly, the Reporting Persons are reporting their beneficial ownership of the Issuer's securities on Schedule 13G.

Item 1(a).        Name of Issuer:

                  Arch Wireless, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1800 West Park Drive, Suite 250, Westborough, MA  01581

Item 2(a).        Name of Person Filing:

                  Abrams Capital, LLC, a Delaware limited liability company ("Abrams Capital") and David C. Abrams, the Managing Member of Abrams Capital. Abrams Capital and Mr. Abrams are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The Principal Business Office of each Reporting Person is as follows:

                  222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116

Item 2(c).        Citizenship:

                  David C. Abrams, citizen of the United States of America

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  039392600

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:   N/A

   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

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-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 5 of 7 Pages
-------------------                                            -----------------

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Abrams Capital, LLC

(a) Amount beneficially owned:

    1,273,484* shares of Common Stock
    ----------------------------------------------------------------------------
(b) Percent of class:

    6.81%
    ----------------------------------------------------------------------------
(c) Number of shares as to which such person has:

    (i)   Sole power to vote or to direct the vote  1,273,484*
                                                    ----------------------------
    (ii)  Shared power to vote or to direct the vote  0
                                                      --------------------------
    (iii) Sole power to dispose or to direct the disposition of  1,273,484*
                                                                 ---------------
    (iv)  Shared power to dispose or to direct the disposition of  0
                                                                   -------------
David C. Abrams

(a) Amount beneficially owned:

    1,345,969** shares of Common Stock
    ----------------------------------------------------------------------------
(b) Percent of class:

    7.19%
    ----------------------------------------------------------------------------
(c) Number of shares as to which such person has:

    (i)   Sole power to vote or to direct the vote  1,345,969**
                                                    ----------------------------
    (ii)  Shared power to vote or to direct the vote  0
                                                      --------------------------
    (iii) Sole power to dispose or to direct the disposition of  1,345,969**
                                                                 ---------------
    (iv)  Shared power to dispose or to direct the disposition of  0
                                                                   -------------

--------
* Shares reported for Abrams Capital, LLC include shares beneficially owned by private investment partnerships of which Abrams Capital, LLC is the General Partner.

** Shares reported for David C. Abrams include shares beneficially owned by private investment partnerships and a private investment corporation which entities may be deemed to be controlled by Mr. Abrams, who is the Managing Member of the sole General Partner of such partnerships and Managing Member of the Investment Adviser to the private investment corporation.

-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 6 of 7 Pages
-------------------                                            -----------------

Item 5.   Ownership of Five Percent or Less of a Class.        N/A

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution of Group.

          N/A

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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-------------------                                            -----------------
CUSIP No. 039392600                     13G/A                  Page 7 of 7 Pages
-------------------                                            -----------------

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 9, 2003                    ABRAMS CAPITAL, LLC


                                     By: /s/ David C. Abrams
                                         -----------------------------------
                                         Name:  David C. Abrams
                                         Title:   Managing Member


                                     DAVID C. ABRAMS


                                     By: /s/ David C. Abrams
                                         -----------------------------------
                                         David C. Abrams